Exhibit NO. 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: 804/443-8423
Fax: 804/445-1047

January 18, 2006

For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported year-to-date and fourth quarter net income, earnings per share, and a dividend declaration.

For the year ended, December 31, 2006, net income was $7.2 million or $1.45 per diluted share, an increase of $511 thousand or 7.6%, compared to $6.7 million, or $1.37 per diluted share for the year ended December 31, 2005. Net interest income increased $1.5 million or 5.1% and loan loss provision expense increased $173 thousand or 31.3%, the result of a 13.3% in loans outstanding. Total noninterest income increased $438 thousand or 9.3%, driven by an increase in service charges on deposits of 8.3%, an increase in other noninterest income of 24.9% and a decrease in realized gains on securities sales of 83.9%. Total noninterest expense increased $926 thousand or 3.7%. The net income increase for the year 2006 reflects the Company’s improved earnings from operations and control of noninterest expenses as well as good asset quality. Other income increases reflect a $248 thousand increase in service charges and fees on deposit accounts, increases in ATM and credit card fees and increases in other investment income. Over 55% of the increase in noninterest expense results from a $517 thousand increase in marketing expense, reflecting the costs of image development for the new bank that resulted from the merger in April of the three predecessor banks into one bank “EVB”. Consulting expenses decreased $425 thousand as the Company moved from a three-year development mode to a consolidated bank positioned to optimize shareholder value. The Company announced a stock offering in November and obtained over $23 million of new capital when that offering was successfully completed in December.

For the fourth quarter 2006, the Company reported net income of $1.9 million, or $0.37 per diluted share, an increase of $96 thousand or 5.3% compared to $1.8 million, or $0.37 per diluted share, in the fourth quarter of 2005. Net interest income for the fourth quarter of 2006 increased $320 thousand, or 4.1%, compared to the same period in 2005. Noninterest income benefited from increases of 7.4% in service charges and fees and 44.1% in other operating income. Noninterest expense increased $144 thousand or 2.3%. Salaries and benefits increased primarily from increases in other benefits cost including a rise in retirement expense. Adjustments to the effective tax rate impacted earnings for both the year and the fourth quarter. The increase in the effective tax rate results from an increase in total income while tax-exempt income has decreased. The effective year-to-date tax rate by quarter for 2006 was 1st quarter 27.71%, 2nd quarter 28.31%, 3rd quarter 28.85% and 4th quarter 29.03%.

On a linked quarter basis, net income for the fourth quarter of 2006 declined by $54 thousand to $1.9 million compared to $2.0 million for the third quarter of 2006. Net pretax income increased by $65 thousand from quarter to quarter, but was more than offset by a $119 thousand increase in tax expense. Quarter to quarter, net interest income increased by $170 thousand reflecting the impact of loan growth on interest income as it continued to out pace the growth in deposit interest. On a percentage basis, total interest expense increased 8.2% while interest income increased 4.5% highlighting the continued challenge of managing the interest margin. Noninterest income decreased $8 thousand or 0.6%. Noninterest expense increased $97 thousand or 1.5%. The net income decrease of $54 thousand, or 2.7%, resulted from increased tax expense of $119 thousand. The Company’s ratio of nontaxable income as a percent of total income continued to decline, resulting in a higher tax rate. With the Federal Reserve continuing to take a more cautious look at interest rate increases, management anticipates funding rates to stabilize by mid 2007.

Asset quality continues to remain good, with net charge-offs as a percent of year-to-date average loans outstanding of 0.02% compared to 0.07% for the same quarter in 2005 and 0.04% for the year ended December 31, 2006 compared to 0.12% for the year ended December 31, 2005. Nonperforming assets as a percent of total loans plus OREO was 0.45% at December 30, 2006, compared to 0.44% at December 31, 2005. Nonperforming assets were $2.9 million at the end of December 2006, compared to $2.5 million at year-end 2005. The slight increase represents the impact of 2 large loans that went past 90 days past due in December 2006, but are expected to return to a current status in the first quarter of 2007. While loan quality is strong, management recognizes that if the economy slows in the coming months, customer repayment capabilities may be stressed.

Net interest margin for the quarter ended December 31, 2006 was 4.21% compared to 4.50% for the fourth quarter of 2005 and 4.26% for the third quarter of 2006. Management has partially funded loan growth in 2006 with wholesale funding from the Federal Home Loan Bank at favorable rates compared to the deposit market. Management continues to look at other core deposit strategies, such as the Reward checking product, to raise deposits to meet loan demand.

President and CEO Joe A. Shearin stated, “The year-end performance results demonstrate the benefit of consolidating the three subsidiary banks in April into one entity, EVB. In addition to the strength of the net income for the year, the consolidation has enabled the company to enhance its suite of product offerings. EVB unveiled a new checking account in September, known as Reward Checking. The success of this product in terms of the number of accounts that have been opened has surpassed the Company’s expectations. We continue to seek deposit-gathering strategies to support the Company’s strong loan demand. In an effort to be in a state of preparedness for growth opportunities and acquisitions, the Company launched a capital offering campaign in December. This offering was extremely successful, with demand exceeding supply more than twofold. I am very pleased with the direction of the Company in terms of net income, product offerings, and stockholder interest in EVBS.”

“I am pleased to announce that the Board of Directors declared a dividend of $0.16 per share payable on February 14, 2007 to stockholders of record as of February 1, 2007.”

For the year ended December 2006, return on average equity was 11.10% compared to 11.05% for the same period in 2005 and return on average assets was 0.91% compared to 0.93% for the twelve months ended December 31, 2005. For the quarter ended December 31, 2006, the Company’s return on average equity (ROE) and return on average assets (ROA) were 10.62% and 0.91%, respectively, compared to 11.69% and 0.95%, respectively for the quarter ended December 31, 2005.

Total assets increased by $87.5 million, compared to one year ago, reaching a record level of $851.4 million at December 31, 2006. Loans increased by $76.4 million, or 13.3% at year-end 2006 from $574.1 million at year end 2005. Also deposits increased $25.6 million or 4.1% from $628.3 million at December 31, 2005 to $654.0 million at year-end 2006. Average loans of $646.6 million for the fourth quarter of 2006 were up 14.3% compared to $565.8 million in the fourth quarter of 2005. Average deposits of $651.2 million for the quarter ended December 31, 2006 reflect an increase of 4.5% compared to $623.1 million in the same quarter of 2005. For the twelve months ended December 31, 2006, average earning assets are up $76.4 million compared to average earning assets in 2005.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to: Interest rate fluctuations and our ability to successfully manage that risk

•	Funding cost in an increasingly competitive environment

•	Risk inherent in making loans such as repayment risks and fluctuating collateral values

•	Risk inherent in the investment portfolio comprising approximately 14.9% of the Company’s total assets

•	Changes in general economic and business conditions

•	Competition within and from outside the banking industry

•	Maintaining capital levels adequate to support our growth

•	The ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future

•	Reliance on our management team, including our ability to attract and retain key personnel

•	New products and services in the banking industry

•	Problems with technology utilized by the Company

•	Changing trends in customer profiles

•	Integration of newly acquired branches or businesses, including maintaining cost controls and asset quality

•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information

(dollars in thousands, except per share data)

	Three months Ended December 31		Twelve months Ended December 31
Income Statements	2006	2005	2006	2005
Interest and dividend income	$13,730	$11,660	$51,016	$43,229
Interest expense	5,586	3,836	19,444	13,198

Net interest income	8,144	7,824	31,572	30,031
Provision for loan losses	204	64	725	552
Service charges on deposits	851	792	3,234	2,986
Other noninterest income	500	347	1,895	1,517
Gain (losses) on securities	—	—	36	224
Salaries and benefits	3,709	3,445	14,667	14,100
Occupancy and equipment	958	984	3,906	3,717
Other noninterest expense	1,823	1,917	7,246	7,076

Income before income taxes	2,801	2,553	10,193	9,313
Income tax expense	886	734	2,956	2,587

Net income	$1,915	$1,819	$7,237	$6,726

Earnings per share: basic	$0.37	$0.37	$1.45	$1.37
Earnings per share diluted	$0.37	$0.37	$1.45	$1.37

Selected Ratios
Return on average assets	0.91%	0.95%	0.91%	0.93%
Return on average equity	10.62%	11.69%	11.10%	11.05%
Net interest margin	4.21%	4.50%	4.29%	4.57%

Balance Sheets at Period End
Loans, net of unearned interest			$650,492	$574,085
Total assets			851,398	763,926
Deposits			653,979	628,343
Other borrowings			100,810	69,060
Shareholders’ equity			87,807	61,874
Book value per share			14.43	12.61

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$646,565	$565,765	614,330	537,736
Total assets	831,521	758,238	799,110	726,152
Deposits	651,214	623,128	632,919	605,133
Other borrowings	101,539	67,226	94,456	54,592
Shareholders’ equity	71,547	61,716	65,171	60,872

Asset Quality at Period End
Allowance for loan losses			7,051	6,601
Nonperforming assets			2,905	2,539
Net charge-offs	33	104	275	627
Net charge-offs to average loans	0.02%	0.07%	0.04%	0.12%
Loan loss reserve % of total loans			1.08%	1.15%
Nonperforming assets % of total loans & OREO			0.45%	0.44%